                                                                   Exhibit 10.49

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND SEPARATELY FILED WITH THE COMMISSION

                            PATENT LICENSE AGREEMENT

                                     BETWEEN

                       INTERDIGITAL TECHNOLOGY CORPORATION

                                       and

                     SONY ERICSSON MOBILE COMMUNICATIONS AB

                       Dated and Effective January 1, 2003

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I      DEFINITIONS.....................................................1
ARTICLE II     LICENSE GRANT...................................................6
   2.1.           Grant........................................................6
   2.2.           Limitations on License Grant.................................6
ARTICLE III    PAYMENTS/PAYMENT TERMS..........................................6
   3.1.           Prior Sales..................................................6
   3.2.           2003-2006 Royalties..........................................7
   3.3.           Post 2006 Obligations........................................8
   3.4.           Reports and Payment..........................................8
   3.5.           Good Faith Projections......................................10
   3.6.           New Affiliates/Acquired Businesses..........................11
   3.7.           Credit for Sales by Manufacturers...........................11
   3.8.           Payment; Currency Conversion................................11
   3.9.           Taxes.......................................................12
   3.10.          License Acknowledgments.....................................12
ARTICLE IV     PASS-THROUGH LICENSE...........................................12
ARTICLE V      TERM/TERMINATION...............................................13
   5.1.           Term........................................................13
   5.2.           Termination for Default.....................................13
   5.3.           Other Termination Rights....................................13
   5.4.           Termination Resulting from Bankruptcy.......................13
ARTICLE VI     DISPUTE RESOLUTION.............................................14
   6.1.           Agreement to Dispute Resolution Procedures..................14
   6.2.           Good Faith Negotiations.....................................14
   6.3.           Mediation of Disputes.......................................14
   6.4.           Arbitration of Disputes.....................................14
   6.5.           Interim Measures from the Courts in Aid of Arbitration......17
   6.6.           Mandatory Procedures........................................17
   6.7.           Injunctive Relief...........................................17
   6.8.           Performance to Continue.....................................17
   6.9.           Statute of Limitations......................................17
   6.10.          Relief From Stay............................................17

                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page
                                                                            ----
ARTICLE VII    REPRESENTATIONS AND WARRANTIES.................................17
   7.1.           By ITC......................................................17
   7.2.           By Licensee.................................................18
   7.3.           By Both Parties.............................................18
   7.4.           Disclaimer..................................................18
ARTICLE VIII   MISCELLANEOUS..................................................18
   8.1.           Confidentiality.............................................19
   8.2.           Licensee Identification on Covered Terminal Units...........19
   8.3.           Headings....................................................19
   8.4.           Audit.......................................................19
   8.5.           Governing Law/Venue.........................................19
   8.6.           Affiliate Performance.......................................20
   8.7.           Waivers.....................................................20
   8.8.           Survival....................................................20
   8.9.           Severability................................................20
   8.10.          Pre-Existing Rights Not Limited.............................20
   8.11.          No Set Off..................................................20
   8.12.          Notices.....................................................20
   8.13.          Limitation..................................................21
   8.14.          Personal Agreement..........................................21
   8.15.          Entire Agreement/Amendment..................................22
   8.16.          Counterparts................................................22
   8.17.          Limitation of Liability.....................................22
ARTICLE IX     RELEASE........................................................22

                            PATENT LICENSE AGREEMENT

     THIS IS A PATENT LICENSE AGREEMENT (the "Agreement"), dated January 1, 2003, by and between InterDigital Technology Corporation ("ITC"), a Delaware corporation having a mailing address of [**], and Sony Ericsson Mobile Communications AB ("Licensee"), a corporation formed under the laws of Sweden and having a mailing address of [**].

                                   BACKGROUND

     ITC owns and has the right to license the ITC Patents (as defined below).

     ITC, InterDigital and Ericsson Inc. are parties to a lawsuit concerning the validity of certain of the ITC Patents and the alleged infringement of those patents by Ericsson's sales of Covered Terminal Units and Infrastructure Units (as defined below).

     Ericsson Inc., Telefonaktiebolaget LM Ericsson and their affiliates transferred their Covered Terminal Unit business to Licensee effective October 1, 2001.

     ITC, InterDigital and Ericsson Inc. entered into a settlement of the lawsuit in connection with the execution of this Agreement which provides, among other things, that ITC will grant Licensee a non-exclusive, worldwide royalty-bearing license under the ITC Patents (as defined below) for Covered Terminal Units on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     "Affiliate" means a corporation or other legal entity of which more than fifty percent (50%) of the voting stock is owned or effective control is held, directly or indirectly, by Licensee or ITC, as the case may be. As used herein, "effective control" shall mean that Licensee, (i) while holding less than a majority of the voting stock or ownership of the entity, holds at or near the maximum amount of equity ownership permitted by law (unless a lesser amount is agreed to by ITC) and (ii) Licensee controls the operation and/or management of the entity by (a) a majority control of the Board of Directors or equivalent body, or (b) through substantial control of key technology. Such corporation or other entity shall be considered an Affiliate of Licensee or ITC, as the case may be, only so long as the requisite ownership of the voting stock or effective control exists. For the purposes of this Agreement, based on the corporate structures as of the Effective Date, (i) InterDigital shall not be considered an Affiliate of ITC, and (ii) Sony Corporation shall not be considered an Affiliate of Licensee.

     "Acquired Business" has the meaning ascribed to it by Section 3.6 hereof.

     "Acquisition Date" has the meaning ascribed to it by Section 3.6 hereof.

     "CDMA2000" means a family of IMT-2000 standards, as amended from time to time, being developed by the 3GPP2, which standards evolved from narrow band CDMA technologies (e.g., TIA/EIA

** Material has been omitted and filed separately with the Commission.

95 and cdmaOne) and, include without limitation CDMA2000 1X, CDMA 1X EV-DO, CDMA-2000 1X EV-DV and CDMA2000 3X.

     "Code Division Multiple Access" or "CDMA" means a method of digital spread spectrum technology wireless transmission that allows a large number of users to share access to a single radio channel by assigning unique code sequences to each user thus permitting multiple simultaneous radio transmissions on the same radio channel or frequencies.

     "Combi-Units" means a Subscriber Unit that has substantial functionality unrelated to voice and data communications such as: (a) a computer, or a fully featured PDA, or (b) a handset-like device, but with one or more of the following integrated functionalities: (i) an enhanced display (more than 4,000 colors), (ii) some meaningful PIM (personal information management) functionality, (iii) enhanced multimedia capability which may include a camera and/or an ability to do video and audio streaming (real player), and/or the ability to play music, (iv) memory stick or similar high function memory transfer device and/or (v) enhanced wireless non-infrared connectivity (such as 802.11, ILink, fire wire/IEEE1394). [**]

     "Covered Standards" means the following recognized digital cellular standards or other digital cellular specifications for digital cellular TDMA-based communications systems describing the air interface between infrastructure equipment and terminal units: TIA/EIA 54/136, GSM, GPRS, EDGE, PDC, PHS, and with respect to Covered Terminal Units additionally all other TDMA standards, as amended or enhanced from time to time (including TDMA based 2.5G, TDMA based 2.75G, TDMA based 2.8G, etc., but not Third Generation (other than
EDGE)); provided, that in no event shall "Covered Standards" be construed to include any Excluded Standard..

     "Covered Terminal Units" means Subscriber Units and End-User Devices designed to operate in accordance with one or more Covered Standards. Covered Terminal Units excludes Multi-Mode Products.

     "Deemed Price," with respect to:

          (a) any Covered Terminal Unit, (other than a Combi-Unit or Module) shall mean the Net Selling Price (as defined below) of such Covered Terminal Unit.

          (b) a Combi-Unit, shall mean the lesser of (i) the Net Selling Price of the Combi-Unit or (ii) the average Net Selling Price of Covered Terminal Units (excluding Combi-Units and Modules) using the same technological standard as the Combi-Unit at issue (for example, GSM, GSM/GPRS, GSM/GPRS/EDGE).

          (c) a Module, shall mean (i) in the case of Modules Sold for use in Covered Terminal Units, (e.g., personal digital assistants and handsets), the greater of (a) the Net Selling Price of the Module; or (b) the average Net Selling Price of Covered Terminal Units (excluding Combi-Units and Modules) for the period for which Royalties are being reported; and (ii) in the case of a Module Sold for other uses, for example, for point-of-purchase machines or vehicles (when integrated into the vehicle), the Net Selling Price of the Module.

     "Dispute" means any dispute, claim, or controversy arising out of or relating to this Agreement.

** Material has been omitted and filed separately with the Commission.

     "Dollar," "dollar" or "$" shall mean United States Dollar.

     "EDGE" means the "Enhanced Data rates for GSM Evolution" standard as amended from time to time.

     "Effective Date" means January 1, 2003.

     "End-User Devices" means fully integrated baseband/RF wireless communications devices designed for use by an end user in combination with another device but without significant further physical integration into such device being serviced by such integrated modem/baseband/RF wireless communications device and providing complete wireless communication capability under the applicable Covered Standard. An example of an End-User Device is a PCMCIA card (which may include an antenna) for simple insertion (generally by the end user) into a laptop computer to provide wireless communication capability.

     "Ericsson Family" means Ericsson Inc., Telefonaktiebolaget LM Ericsson, each of their Affiliates, and the corporations or other legal entities of which more than fifty percent (50%) of the voting stock is owned or control is held, directly or indirectly, by Ericsson Inc. or Telefonaktiebolaget LM Ericsson.

     "Excluded Standards" shall mean CDMA-based 2G, CDMA-based 2.5G, CDMA-based 2.75G, CDMA-based 2.8G, etc., digital cellular standards (including without limitation TIA/EIA95), Third Generation digital cellular standards (including without limitation WCDMA and CDMA2000) other than EDGE, in each case as amended from time to time and future standards (e.g., 4G). For the avoidance of doubt, a product shall not be considered to operate in whole or in part in accordance with an Excluded Standard solely on the basis that such product supports a service or feature of an Excluded Standard (e.g. 384 kps on the downlink as specified in the Third Generation standard) if such product (i) operates in accordance with a Covered Standard, (ii) achieves the feature or service by operation in accordance with a Covered Standard and not by operation in accordance with the air interface protocol of an Excluded Standard, (iii) is not advertised, sold or substantially designed as a Third Generation Product and
(iv) does not operate on a frequency spectrum that operates in accordance with an Excluded Standard.

     "GPRS" means the standard developed for digital cellular networks (GSM, DCS, PCS) promulgated by the European Telecommunications Standards Institute, as amended from time to time, which utilizes a packet radio principle and can be used for carrying end users' packet data protocol (such as IP and X.25) information from/to GPRS terminals to/from other GPRS terminals and/or external packet data networks technology.

     "GSM" means the compatibility standard developed for the 900 MHZ PanEuropean digital TDMA cellular mobile radio communication system, promulgated by the European Telecommunications Standards Institute, as amended from time to time, or the compatibility standard developed for PCS based on GSM but intended for use in the 850 MHZ, 1.8 GHz and 1.9 GHz bandwidths ("DCS 1800-1900"), as amended from time to time.

     "InterDigital" means InterDigital Communications Corporation, having an office at 781 Third Avenue, King of Prussia, PA 19406.

     "Infrastructure Unit" shall mean wireless network equipment including but not limited to mobile switching centers, base station controllers, base stations, positioning node equipment and operation and maintenance equipment.

     "ITC Patents" means the following to the extent owned or controlled by ITC, InterDigital or any of their Affiliates: all patents (including utility models and excluding design patents) issued and issuing on patent applications entitled to an effective filing date prior to January 1, 2007, if ITC, InterDigital or any of their Affiliates now has or hereafter obtains the right to grant licenses to such patents or patent applications of (or within) the scope granted to Licensee herein without such grant or Licensee's exercise of rights thereunder resulting in the payment of royalties or other consideration by ITC or its Affiliates to any third party. The term "ITC Patents" shall also include any patent reissuing on any of the aforesaid patents or patent applications.

     "Knock-Down Unit" means a substantially complete Covered Terminal Unit Sold to a third party in a partially or assembled form for final manufacturing, packaging, sale and distribution to meet the local manufacturing requirements of a particular country. Knock-Down Unit shall be treated as a Module for purposes of determining Deemed Price.

     "Module" means a fully integrated wireless communications product, including required ASICS, software and/or firmware, that is designed to operate in accordance with an applicable Covered Standard and which is sold to a third party for physical integration into other devices such as handsets, vending machines, computers, laptop computers, sensing/telemetry applications, motor vehicles and fixed wireless telephone systems. An example of a Module is the Gm28 produced by Licensee.

     "Multi Mode Product" means a dual or multi mode Terminal Unit operating in accordance with both one or more Covered Standards and one or more Excluded Standards (e.g., a handset with GSM and 3G capabilities).

     "Net Selling Price" means the amount actually invoiced to the customer for a Covered Terminal Unit package (including Covered Terminal Unit, battery, charger and included standard accessories), excluding the amounts shown on the invoice for the actual cost of packing, insurance, shipping and handling, applicable import, export and excise duties and sales tax (including VAT added by Licensee to the completed Covered Terminal Unit), and reduced by, returns, price protection credits, and trade discounts given to the customer in the normal course of business. To the extent that Covered Terminal Units are Sold with non-standard accessories, the Net Selling Price for such Covered Terminal Units shall be the average amount actually invoiced to customers for the same Covered Terminal Unit Sold during the same period with only standard accessories, as adjusted for the costs and reductions set forth above.

     "Payment" means monies for license fees, royalties and other amounts owed to ITC pursuant to this Agreement.

     "PDC" means the RCR STD 27 compatibility standard developed in Japan known as PDC or Personal Digital Cellular or Pan Asian Digital Cellular for TDMA digital wireless mobile radio communication systems, as amended from time to time.

     "PHS" means the RCR STD 28 compatibility standard developed in Japan and known as the Personal Handyphone Standard, as amended from time to time.

     "Restricted Patent Claims" means an ITC Patent claim with a priority date after March 1, 2003 that is not related principally to operations, processes or functionality of a Covered Standard but which has broader applicability to communications technologies. [**] For the avoidance of doubt, a Restricted

** Material has been omitted and filed separately with the Commission.

Patent Claim shall in no event include an ITC Patent claim that is technically or commercially essential to a Covered Standard.

     "Royalty" shall have the meaning ascribed to it by Section 3.2 of this Agreement.

     "Sale," "Sell," and "Sold" refer to the first sale, lease or other disposition made by Licensee or a Licensee Affiliate on an arms-length basis to any party that is not an Affiliate of Licensee.

     "Subscriber Unit" means a radiotelephone, or a device with radiotelephone capabilities (e.g. Personal Digital Assistant) whether fixed, mobile, transportable, vehicular, portable or hand-held (or a Module therefore). Subscriber Units shall include Modules, Combi-Units and Knock-Down Units.

     "TDMA" means time division multiple access.

     "Term" shall have the meaning ascribed to it by Article V of this Agreement.

     "Terminal Unit" shall mean an End User Device or Subscriber Unit that may or may not operate in accordance with a Covered Standard.

     "Third Generation" means any TDMA- or CDMA-based digital cellular mobile radio telecommunication standards generally considered by the industry to be the third generation, whether adopted by any recognized standardizing body or promoted by major telecommunications operators as de facto standards, but excluding any standard designated herein as a Covered Standard. Examples of current Third Generation standards under development, or related standardization efforts, are the International Telecommunications Union - Radio efforts under the label IMT-2000, the specifications being developed under the Third Generation Partnership Projects (3GPP and 3GPP2), and comparable or related standards adopted by ARIB, ETSI, TTA, TIA, T1P1, CWTS, as well as other recognized standards development organizations.

     "TIA/EIA 54/136" means the Cellular Dual Mode Mobile Station-Base Station Compatibility Standards promulgated by the Electronics Industry Association and the Telecommunications Industry Association, as amended from time to time, and improved to include, among other things, a digital control channel, and formerly known as IS-54 and IS-136.

     "TIA/EIA 95," formerly known as "IS-95," means the Mobile Station-Base Station Compatibility Standard for Dual-Mode Wideband Spread-Spectrum Cellular Systems, as administered by the Telecommunications Industry Association and as amended from time to time, including without limitation TIA/EIA 95A and TIA/EIA 95B.

     "Transferee" has the meaning ascribed to it by Section 8.14(b) hereof.

     "Transferred Business" has the meaning ascribed to it by Section 8.14(b) hereof.

     "Unlicensed Sales" means sales of Covered Terminal Units without (or outside of the scope of) a license granted by ITC.

     "Wideband CDMA" or "WCDMA" means a version of CDMA technology optimized for high speed packet-switched data and high-capacity circuit switched capabilities.

     "Wideband" refers to a communications channel with a user data rate higher than a voice-grade channel; usually 64kpbs to 2mbps.

                                   ARTICLE II
                                  LICENSE GRANT

     2.1. Grant. ITC hereby grants, and shall cause its Affiliates to grant, to Licensee and Licensee's Affiliates a perpetual (except as set forth in Section 3.3), non-exclusive, worldwide, royalty-bearing license under the ITC Patents:
(i) to use, lease, design, make, have made, import, sell, and otherwise transfer Covered Terminal Units, including the right to procure or produce components therefor, (ii) to practice a method or process involved in the manufacture thereof, and (iii) to practice any method or process involved in the use thereof.

     2.2. Limitations on License Grant.

          (a) Except as expressly set forth in this Agreement, the license granted hereunder excludes the right to grant sublicenses and, the right to assign or otherwise transfer this Agreement or the license granted hereunder.

          (b) The license granted hereunder shall not include, by implication or otherwise, any license for (i) any product other than Covered Terminal Units,
(ii) any Multi Mode Product or (iii) any ASICs, reference design, software or other components except when used solely as a part and within the Covered Terminal Units sold by Licensee and its Affiliates or as spare parts and enhancements therefor.

          (c) The license granted in this Agreement shall extend to the Affiliates of Licensee existing as of the Effective Date. Licensee represents that Attachment A to this Agreement lists all of Licensee's Affiliates existing as of the Effective Date and as of the execution date of this Agreement. Licensee shall notify ITC of entities that become Licensee Affiliates during the Term according to Section 3.6, in which event the provisions of Section 3.6 shall apply, and of entities that cease to be Licensee Affiliates during the Term, in which event the provisions of Section 8.14 shall apply to the extent relevant, in each case, in the royalty report following the event giving rise to the notice obligation. Licensee hereby guarantees the full and prompt remittance of all Payments and other amounts owed to ITC by Licensee and all Licensee Affiliates pursuant to this Agreement, and each Licensee Affiliate's compliance with the terms and conditions of this Agreement.

          (d) Only to the extent necessary to effectuate Licensee's or its Affiliates use of its "have made" rights granted under Section 2.1 hereof, Licensee or a Licensee Affiliate shall be authorized to grant sublicenses under this Agreement to third parties operating under such "have made" right. Such sublicense shall have the strictly limited purpose of effectuating that "have made" grant, shall not authorize any activity beyond the "have made" activity, shall be subject to the relevant terms of this Agreement, and shall not affect the consideration required hereunder (which shall remain the responsibility of Licensee and its Affiliates).

                                   ARTICLE III
                             PAYMENTS/PAYMENT TERMS

     3.1. Prior Sales.

          (a) In partial consideration for the Release granted by Article IX hereof, Licensee shall pay to ITC a non-refundable payment of [**] on Sales of Covered Terminal Units by Licensee from [**].

** Material has been omitted and filed separately with the Commission.

          (b) In further consideration of the Release granted by Article IX hereof, Licensee shall pay ITC the non-refundable compensation for Sales of Covered Terminal Units in 2002 calculated in accordance with this Section 3.1(b). Licensee, on or before [**] shall provide ITC with a written report by an appropriate responsible employee of Licensee showing the quantities of each model of Covered Terminal Units Sold by Licensee and its Affiliates [**], and compensation owing in respect of such Sales, such compensation to be calculated at the lowest rate for which Licensee qualifies in the table of rates set forth in this Section 3.1(b). The compensation is expressed in the table of rates as a percentage of Deemed Price of the Covered Terminal Units. If Licensee Sold in excess of [**] Covered Terminal Units in 2002, excluding PDC Covered Terminal Units, then the Deemed Price to be used for determining the Royalties to be paid hereunder for any individual Covered Terminal Unit shall be capped at [**].

  Number of Covered Terminal
Units (excluding PDC Terminal   Royalty Rate for
     Units) Sold in 2002              2002
-----------------------------   ----------------
             [**]                     [**]
             [**]                     [**]
             [**]                     [**]
             [**]                     [**]

          (c) Licensee shall pay ITC the compensation set forth in Sections 3.1(a) and 3.1 (b) in accordance with the following schedule:

          Payment           Due Date
-------------------------   --------
A) Section 3.1(a) Payment     [**]
B) Section 3.1(b) Payment
            [**]              [**]
            [**]              [**]
            [**]              [**]
            [**]              [**]
            [**]              [**]

     3.2. 2003-2006 Royalties. In consideration for the license granted herein with respect to Covered Terminal Units, Licensee shall pay to ITC a non-refundable royalty ("Royalty") on each Sale of a Covered Terminal Unit by Licensee and its Affiliates, anywhere in the world, for the period commencing January 1, 2003 through December 31, 2006. The total Royalty shall be calculated at the lowest royalty rate for which Licensee qualifies in the following table of rates and shall be subject to the additional discounts provided for in the prepayment provisions. The Royalty is expressed in the table of rates as a percentage of Deemed Price of the Covered Terminal Units:

Number of Covered Terminal Units (excluding PDC
  Terminal Units) Sold During the Immediately     Royalty Rate for   Royalty Rate for
            Preceding Calendar Year                   2003/2004         2005/2006
-----------------------------------------------   ----------------   ----------------
                     [**]                               [**]               [**]
                     [**]                               [**]               [**]
                     [**]                               [**]               [**]

** Material has been omitted and filed separately with the Commission.

Greater than [**] Covered Terminal Units, or            [**]               [**]
 cumulative Covered Terminal Unit volumes of
                      [**]

               Notwithstanding the foregoing, the Royalty rate shall be [**]% of the Deemed Price of the Covered Terminal Unit Sales made in calendar year 2003 if, by[**], Licensee provides ITC with good faith projections from an appropriate responsible officer, showing that Licensee and Licensee's Affiliates collectively are likely to Sell more than [**] Covered Terminal Units during calendar years 2002 and 2003. In addition, for any year in which Licensee is entitled to calculate Royalties using the rates shown in the above chart for volumes of [**] to [**] units, or volumes in excess of [**] units (i.e., the two bottom lines of the chart above in this Section 3.2), then the Deemed Price to be used for determining the Royalties for any individual Covered Terminal Unit to be paid hereunder shall be capped according to the following schedule:

                                     2003   [**]
                                     2004   [**]
                                     2005   [**]
                                     2006   [**]

     3.3. Post 2006 Obligations. Unless this Agreement is sooner terminated or Licensee is in default hereunder, the license granted to Licensee under the ITC Patents (other than the Restricted Patent Claims) as set forth (and limited) under Article II shall be deemed fully paid up as of January 1, 2007 based on Licensee's payment of the all Payments due under this Agreement. The license for the Restricted Patent Claims will expire on December 31, 2006.

     3.4. Reports and Payment.

          (a) Reports. For all calendar quarters commencing on or after the Effective Date, within forty-five (45) days after the end of each calendar quarter, Licensee shall provide a written report from an appropriate responsible employee of Licensee setting forth the amount of the Royalties and calculation thereof for the reported period regardless of whether or not any Payment is due. All such reports shall be treated as Licensee confidential information for the purposes of Section 8.1 of this Agreement. Licensee shall also provide ITC in writing with an advanced Royalty Sales projection, on a non-binding basis, no later than seventy-five (75) days after the end of each calendar quarter that sets forth the aggregate Royalties Licensee anticipates reporting for the then-current calendar quarter regardless of whether or not any Payment is projected.

          (b) Payment of Royalties After [**]. Except to the extent prepaid, Payment for all Royalties on Sales occurring on or after [**] shall be made on a quarterly basis within forty- five (45) days after the end of each calendar quarter. Such payment shall be for all Sales of Covered Terminal Units made by Licensee or its Affiliates during such quarter.

          (c) Prepayment of Ongoing Royalties. Licensee will make a pre-payment of Royalties for the twenty-four month period covering January 1, 2003 through December 31, 2004. Licensee shall have the option to make additional pre-payments of Royalties, each such pre-payment covering a new [**] period (except for shorter periods authorized in Sub-Section (ii) below) including making additional payments for a period overlapping the [**] period or any other previous pre-paid period to the extent any such prior pre-payments are found, or are expected to be, insufficient to satisfy the Sales made or to be

** Material has been omitted and filed separately with the Commission.

made during such pre-paid period. All such pre-payments shall be calculated as set forth below, and shall be non-refundable (except as set forth in Section 3.4(h)).

               (i) Calculation of Prepayment: To determine the amount of a pre-payment for a twenty-four month period, Licensee shall determine the amount of royalties projected for such period by (i) projecting in good faith the number of Covered Terminal Units to be Sold, the applicable Deemed Prices (subject to the selling price caps set forth in Section 3.2 above), and the year in which such units would be sold, and then (ii) applying the royalty rate as set forth in Section 3.2 that is applicable for the projected volumes in each year. Such amount shall then be discounted as follows:

                    a. The pre-payment of Royalties in respect of projected Sales during the [**] portion of the [**] prepayment period shall be discounted for present value based on a present value discount factor of [**], which is the present value discount rate of [**]% per annum, single payment at the end of the twelve month period.

                    b. The pre-payment of Royalties in respect of projected Sales during the [**] portion of the [**] pre-payment period shall be discounted for present value using a present value discount factor of [**], which is the present value discount rate of [**]% per annum, single payment [**].

                    c. The sum of the amounts calculated under (a) and (b) above, shall be further be discounted by a single advance payment discount of [**]%, which discounted amount shall be the Royalty pre-payment amount to be paid by Licensee.

               (ii) Timing of Payments. On or before [**], Licensee shall provide ITC with a report prepared by an appropriate responsible employee showing the calculation and details of the pre-payment for the [**] period. The Royalty prepayment for [**] shall be paid in two installments, [**]. Except as provided in subparagraph (iii) below (a) Licensee shall make any future pre-payments no later than 10 days prior to the end of the calendar quarter during which a prior pre-payment was exhausted, or (b) if Licensee elects to pay Royalties for some period of time without use of the pre-payment credit method set forth herein and then elects to return to the pre-payment method, then Licensee shall make such payment no later than 10 days prior to [**] for which Royalties are being pre-paid. With every such pre-payment, Licensee shall provide ITC with a report prepared by an appropriate responsible employee showing the calculation and details related thereto.

               (iii) Tail Period. Commencing with the royalty report [**], Licensee shall include in each of its royalty reports a good faith assessment as to when any remaining pre-payment reported in such royalty report is expected to be exhausted in the future, based on the average of Royalties reported in the last three Royalty reports (inclusive of the then current report.) If Licensee determines that the remaining pre-payment will likely be exhausted within the calendar quarter in which such royalty report is being submitted, then Licensee shall have the option to pre-pay additional royalties through the end of 2006, in an amount sufficient to cover any shortfall, plus the amount to cover Sales through to the end of 2006. Such additional pre-payment shall be made at the time of Licensee submitting the royalty report that includes such assessment. Thereafter, Licensee shall continue to assess in each royalty report whether its pre-payment will be sufficient to cover Sales up to and including December 31, 2006 (using the same

** Material has been omitted and filed separately with the Commission.

     methodology as set forth above) and Licensee shall have the option to make additional payments as necessary to cover any expected shortfall, with such additional payment to be made with said royalty report. Provided Licensee elects to make pre-payments in the manner specified in this Section, Licensee may avail itself to both the full present value discount of [**] for Sales expected to occur in [**] and [**] for Sales expected to occur in [**], and the [**]% advance payment discount in determining such additional payment.

          (d) Exhaustion of Prepayments.

     In return for such prepayment(s), Licensee shall receive a Royalty credit equal to the undiscounted royalties that served as the basis for the pre-payment. Licensee may use such Royalty credit to offset its actual Royalty obligation (calculated on a undiscounted basis) on Sales of Covered Terminal Units until such Royalty credit is exhausted (even if such exhaustion occurs after the end of the [**] period for which such pre-payment had been made). Licensee will calculate its Royalty obligation at the rate set forth in the chart above and reduce its prepayment credit by the ratio of the calculated Royalty to the Royalty credit, an example of which is set forth in Attachment D.

          (e) PDC Prepayment Benefit. In addition, provided Licensee is entitled to use the Royalty rate stated in the last line of the chart in Section 3.2 herein for the greater than [**] volumes and Licensee makes a prepayment pursuant to this Section 3(e), Licensee shall receive an additional PDC Royalty credit in the amount of [**] of the Royalty credit associated with any twenty-four (24) month prepayment but not to exceed [**], which may be applied only to Royalties due on PDC Covered Terminal Units from and after January 1, 2002, until exhausted; provided that, in calculating the Royalties to be applied against such credit, Licensee shall use the discounted rate (applicable base rate discounted by the [**] advance payment discount) as opposed to the undiscounted rates applied to other Covered Terminal Units, and a Deemed Price cap of [**] per unit for Sales of PDC Covered Terminal Units in [**] and the cap specified in Section 3.3 thereafter, to reduce its pre-payment credit. In the event that Licensee has PDC Covered Terminal Unit Royalty liability for Sales through [**] exceeding its then available PDC Royalty Credit, then Licensee may defer payment of up to [**] of such excess Royalty liability until such time as Licensee makes a pre-payment covering all or a portion of the [**] period, and then apply such excess liability against the PDC Royalty credits related to such pre-payment. If Licensee elects not to make a pre-payment upon the exhaustion of the initial [**] pre-payment, then such option to defer excess PDC Royalty credit shall be eliminated and Licensee shall pay Royalties for such PDC Covered Terminal Units at the undiscounted rates. An example of the royalty credit and exhaustion calculation is shown on Attachments D and F, respectively.

          (f) Sample Calculations. Sample calculations of the pre-payment (including applicable discount rate factors) and credit exhaustion methods are set forth in Attachments C and D hereto. Licensee shall not be entitled to any discount from the Royalty rate set forth in this Article III except as expressly provided by this Article III. Attachment G shows an example of the amount of Royalties to be paid for a specified amount of Net Sales of Covered Terminal Units achieved under example assumptions displayed therein, which include Licensee taking discounts available through the exercise of prepayment options throughout the Term of this License Agreement.

          (g) Right to Pre-Payment Benefits. Provided Licensee elects to make pre-payments in the manner (including timing) stated in this Section 3.4, then Licensee may avail itself to the benefits of the pre-payment options, as set forth herein. If Licensee does not make pre-payments as required herein and/or in any royalty report, does not have adequate pre-payment credits to satisfy its Royalty obligations

** Material has been omitted and filed separately with the Commission.

in such reported calendar quarter, then Licensee shall not be entitled to avail itself to any of the pre-payment benefits and shall pay such royalties at the undiscounted rates.

          (h) Overpayments. Within 180 days of Licensee's final Royalty report for 2006 and subject to the resolution of any Disputes pursuant to Article VI hereof, ITC shall refund to Licensee any prepayment then remaining unexhausted. In no event shall any refund exceed [**].

     3.5. Good Faith Projections. Any projection under this Article III shall be deemed to be made in good faith if based upon unit volumes and selling prices known to Licensee at the time. Licensee shall not be bound by any good faith projection. All such good faith projections shall be considered Licensee proprietary information and be held in confidence pursuant to Section 8.1 herein. ITC agrees not to use any such good faith projection against Licensee in any Dispute or legal proceeding.

     3.6. New Affiliates/Acquired Businesses.

          (a) If, after the Effective Date, Licensee or any Licensee Affiliate
(i) acquires, or acquires control of, an entity, or a business or assets of an entity, that is not then-currently an Affiliate, or (ii) forms a new Affiliate, in either case involved in the manufacturing, distribution or sale of Covered Terminal Units (each, an "Acquired Business"), the terms of this Agreement will govern activities of the Acquired Business with respect to Covered Terminal Units Sold after the effective date of the acquisition or formation (the "Acquisition Date").

          (b) If and to the extent the Acquired Business, prior to the Acquisition Date, manufactured or sold Covered Terminal Units pursuant to a license granted by ITC, the Acquired Business' then-existing agreement shall continue to apply as to products or standards other than Covered Terminal Units and this Agreement shall apply as to Covered Terminal Units.

          [**]

     3.7. Credit for Sales by Manufacturers. In the event an entity, such as an original equipment manufacturer licensed by ITC ("OEM") under the ITC Patents, has paid royalties to ITC for the Sale of Covered Terminal Units and the OEM supplies such Covered Terminal Units to Licensee under the "have made" grant provided for herein, Licensee shall be entitled to a credit against the Royalty due hereunder in the amount of the royalty actually paid by the OEM to ITC. In its royalty reports, Licensee shall provide ITC with sufficient details as to any such Covered Terminal Units purchased from third parties, to permit ITC to determine any Royalty credit that may apply. ITC will provide Licensee with such credit, which may be applied by Licensee in its next Royalty report. Notwithstanding the foregoing, the credit resulting from the OEM's payments of a royalty on a Covered Terminal Unit may not exceed the Royalty paid by Licensee on the same Covered Terminal Unit.

     3.8. Payment; Currency Conversion. Payments made pursuant to this Article III shall be made by wire transfer in Dollars to the following account or such other account as ITC may specify by written notice:

** Material has been omitted and filed separately with the Commission.

               [**]

     Dollar denominated sales shall be reported as transacted. Other currency denominated sales shall be reported based on the mathematical average foreign currency/$U.S. conversion rate applicable during the period over which sales are being reported, using the currency exchange rates given in the Wall Street Journal - Currency Trading, Exchange Rates section, or other source as the parties may agree in writing or an exchange of writings.

     3.9. Taxes. Licensee shall be responsible for all income, withholding taxes and other taxes associated with Payments imposed by any jurisdiction other than the United States and its political subdivisions, so long as ITC remains domiciled in the United States. All Payments paid under this Agreement shall be "grossed up" as required to meet Licensee's obligations under this Section 3.9 so that the net amount actually paid to ITC is equal to the Payments calculated in accordance with this Agreement. If any such tax is required by the relevant government, Licensee will furnish ITC with appropriate documentation evidencing the payment of such tax as assessed by the appropriate authority of such government.

     3.10. License Acknowledgments. Both parties acknowledge that:

          (a) All Payments made hereunder shall be nonrefundable, except as provided for in Section 3.4 (h).

          (b) The parties have agreed to the Payments specified in this Agreement as a matter of mutual convenience to the parties, regardless of which of the ITC Patents may be involved.

          (c) In the event of a bankruptcy or similar insolvency proceeding filed by or against either party: (i) Licensee's and Licensee's Affiliates' continued rights under the licenses granted herein would convey substantial financial and other benefits to each respective Party, their Affiliates and their respective businesses and creditors such that the Payments accruing hereunder would constitute an Administrative Claim under 11 U.S.C. Sections 503(b) and 507 (or comparable non-U.S. provision); (ii) this Agreement shall be deemed to be an executory contract under 11 U.S.C. Section 365 (or comparable non-U.S. provision) because, inter alia, there remain substantial mutual obligations to be performed by the parties hereto; and (iii) this Agreement shall not be assumable under 11 U.S.C. Section 365(c)(1) (or comparable non-U.S. provision) without ITC's consent.

                                   ARTICLE IV
                              PASS-THROUGH LICENSE

     Provided that this Agreement is not terminated at the time of Sale, Licensee's and Licensee's Affiliates' customers will receive a pass-through license for any such Sale (including lease) and use of Covered Products, provided that such pass-through license shall not limit causes of action, claims or remedies ITC may have hereunder against Licensee or Licensee's Affiliates, for Licensee's or Licensee's Affiliates' breach of this Agreement.

** Material has been omitted and filed separately with the Commission.

                                   ARTICLE V
                                TERM/TERMINATION

     5.1. Term. The Term of this Agreement shall be deemed to have commenced on January 1, 2003 and, unless earlier terminated in accordance with this Article V, shall terminate upon the expiration of the last-to-expire ITC Patent.

     5.2. Termination for Default. This Agreement may be terminated by either party with written notice, following thirty (30) days written notice of material breach, provided, however, that in the case of a Dispute not involving the failure to make Payment under Section 3.1(a) hereof, the provisions of Article VI will take precedence. Such termination will take effect at the end of the notice period if the other party is in material breach of any of its material obligations hereunder and fails to remedy the breach within the notice period. Without limiting the foregoing, Licensee shall be in material breach of this Agreement if (i) Licensee or any Licensee Affiliate fails to comply with its reporting and payment obligations hereunder, (ii) Licensee, any Licensee Affiliate or any trustee in bankruptcy, receiver or other successor-in-interest to Licensee or any Licensee Affiliate attempts to recover any Payments previously made (including without limitation on the theory that such Payment was a preference under 11 U.S.C. Section 547 or otherwise), or (iii) Licensee or its successor-in-interest rejects this Agreement or fails, within sixty (60) days of the filing of any voluntary or involuntary petition in bankruptcy by or against Licensee under Section 365 of the U.S. Bankruptcy Code or any comparable non U.S. provision, to assume this Agreement. In the event of the occurrence of
(ii) or (iii), ITC shall be entitled to immediately terminate this Agreement without notice. In the event of termination of this Agreement by ITC, all Payments specified by Sections 3.1 and 3.4 of this Agreement and all other Payments accruing hereunder shall become immediately due and payable, and Licensee shall pay all such amounts in full within thirty (30) days of the effective date of ITC's notice of termination.

     5.3. Other Termination Rights. If, during the Term, Licensee or one or more of its Affiliates institutes or actively participates as an adverse party in, or otherwise provides material support to, any legal action anywhere in the world, the purpose of which is to invalidate or limit the validity or scope of any of the ITC Patent claims which read on Covered Standards, and fails within thirty
(30) days of discovery or being notified of the same to terminate or cause the termination of such legal action or fails within sixty (60) days of discovery or being notified of the same, to otherwise cure all of the adverse effects of Licensee's or the Licensee's Affiliate's activities as described above, ITC shall have the right to terminate this Agreement upon written notice without first having to pursue the Dispute resolution procedures set forth in Article
VI. Notwithstanding the provisions above, ITC shall have no right to terminate this Agreement pursuant to this Section 5.3 with regard to any legal action initiated prior to the execution date of this Agreement in which Licensee or its Affiliates participated, directly or indirectly, provided, that, if such action is continuing, Licensee and its affiliates promptly withdraw from such proceeding, discontinue any direct or indirect participation therein, and provide reasonable assistance to ITC in dealing with any adverse material effects resulting from such, to the extent permitted by law. In no event shall anything in this Agreement be construed to impose liability on Licensee for any damages which may result from Licensee's participation in such legal actions prior to the execution date of this Agreement.

     5.4. Termination Resulting from Bankruptcy. This Agreement shall terminate automatically without action by either party if, pursuant to the U.S. Bankruptcy Code (or comparable non-U.S. law), Licensee as debtor-in-possession or any trustee in bankruptcy or other successor-in-interest to Licensee rejects this Agreement pursuant to 11 U.S.C. Section 365 (or comparable non-U.S. law).

                                   ARTICLE VI
                               DISPUTE RESOLUTION

     6.1. Agreement to Dispute Resolution Procedures. Any Dispute shall be resolved in accordance with the procedures specified in this Article VI, which shall be the sole and exclusive procedures for the resolution of any such Disputes. Notwithstanding the foregoing, except as the parties may agree in writing, neither party shall be compelled to submit to negotiation, mediation or arbitration under this Article VI any dispute or other matter relating to Licensee's alleged infringement of ITC's Third Generation patents.

     6.2. Good Faith Negotiations. In the event of any Dispute, the parties shall first attempt in good faith to resolve such Dispute promptly by negotiation between senior level representatives who have authority to settle the Dispute. Any party may give the other party written notice of any Dispute not resolved in the normal course of business. Within 15 days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and the response shall each include (a) a statement of the party's position and a general summary of arguments supporting that position, and (b) the name and title of the person(s) who will represent that party in the negotiations. Within 30 days after delivery of the notice of Dispute, the representatives of the parties shall meet in Washington, D.C., or some other mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored; however, no party is required to provide confidential, trade secret, proprietary, or privileged information excepting information that is required to be provided pursuant to this Agreement. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If a party refuses to negotiate as provided herein, the any other party may immediately initiate arbitration as provided in
Article VI.

     6.3. Mediation of Disputes. If any Dispute has not been resolved by negotiation as set out above within 90 days of delivery of the notice of Dispute, or if the parties failed to meet within 30 days of delivery of the notice of Dispute, the parties shall endeavor to settle the Dispute by good faith mediation. Upon the expiration of the negotiating period, any party may give written notice of mediation. The parties shall attempt to agree upon a qualified, neutral individual who shall serve as mediator. If the parties fail to agree upon a mediator within 15 days of delivery of the notice of mediation, the mediator will be appointed by the American Arbitration Association from its roster of neutral mediators. The mediation shall occur in Washington, D.C. within 30 days after appointment of a mediator, or at such other time and place as the parties may agree. Any Dispute which remains unresolved 60 days after appointment of a mediator shall be settled by arbitration in accordance with
Section 6.4 of this agreement. If a party refuses to participate in the mediation process as provided herein, any other party may immediately initiate arbitration as provided in Section 6.4. The parties shall bear the cost of the mediation equally between them. Each party shall be responsible for its own attorneys' fees relating to the mediation. Other than with respect to its occurrence or the failure to occur, the mediation is in all respects confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. The mediator may not serve as an arbitrator in any subsequent arbitration proceedings concerning the Dispute.

     6.4. Arbitration of Disputes. If any Dispute has not been resolved by the non-binding procedures set forth in Sections 6.2 and 6.3 within the time periods provided for therein, either party may submit the Dispute to arbitration administered by the American Arbitration Association ("AAA") under its then current ICDR International Arbitration Rules ("AAA International Rules"), and as set forth in this Article. The arbitration proceeding shall take place in London, UK, in English, before a panel of three (3) arbitrators, all of whom shall be admitted to practice law in at least one jurisdiction in the United States, and at least one of whom shall have substantial experience in the field of patent licenses. The arbitration shall be commenced and conducted as follows:

          (a) Three arbitrators, appointed in accordance with the AAA International Rules, shall hear the Dispute. Any person who (or whose spouse) is or has been an employee, officer, director, partner, legal counsel, consultant to or agent of ITC, IDC or Licensee or any of their respective Affiliates shall be deemed to be partial and to have a conflict of interest and may not be appointed an arbitrator. Should an arbitrator die, resign, refuse to act, or become incapable of performing his or her functions as an arbitrator, the AAA may declare a vacancy on the Arbitral Tribunal. The vacancy shall be filled by the method by which that arbitrator was originally appointed.

          (b) The parties shall request that the arbitrators conduct the arbitration proceeding in an expedited fashion in order to complete the proceeding within one (1) year of the date upon which the arbitration was initiated under the AAA Institutional Rules. The parties shall use their best efforts to cooperate with the arbitrators to complete the proceeding within such one (1) year period. However, the Arbitral Tribunal may extend this period for good cause shown.

          (c) The arbitration proceedings shall be governed by this Agreement, the AAA International Rules, and by the procedural arbitration law of the site of the arbitration, and by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards. The Arbitral Tribunal shall determine the matters at issue in the Dispute in accordance with the substantive law of the State of New York and U.S. Federal patent law, without regard to conflicts of law principles. The Arbitral Tribunal shall decide the issues submitted as arbitrators at law only and shall base its award, and any interim awards, upon the terms of this Agreement and U.S. Federal patent law and the laws of the State of New York. The Arbitral Tribunal is not empowered to and shall not act as amiable compositeur or ex aequo et bono.

          (d) The Arbitral Tribunal shall take into account applicable principles of legal privilege and related protections, such as those involving the confidentiality of communications between a lawyer and a client and the work product of a lawyer, and no party or witness may be required to waive any privilege recognized at law. The Arbitral Tribunal shall issue orders as reasonably necessary to protect the confidentiality of proprietary information, trade secrets, and other sensitive information disclosed.

          (e) Pursuant to a schedule to be established by the Arbitral Tribunal, the parties shall exchange those documents upon which the producing party may rely in support of any claim or defense. The parties may further exchange documents in response to written requests for disclosure of non-privileged documents directly relevant to the determination of the issues presented for determination by the Arbitral Tribunal. Any dispute regarding such requests for disclosure or the adequacy of any party's disclosures shall be determined by the Arbitral Tribunal consistent with the expedited nature of arbitration.

          (f) Escrow. In the event of a Dispute, the party alleged to owe any amount due under this Agreement ("Depositor") shall deposit into an interest bearing account with a mutually agreed to independent escrow agent (appointed by the Arbitration Panel in the event of a failure to agree), an amount equal to [**] of the amount in dispute. The party requesting an escrow ("Claimant") shall make a showing to the Arbitration Tribunal that there are facts to support the claimed amount. The deposit of any escrow monies shall be made within thirty
(30) days from such date that the Arbitral Tribunal has declared that the Arbitration proceedings have commenced. Notwithstanding the above, any amounts

** Material has been omitted and filed separately with the Commission.

payable under this Agreement which are not disputed shall be paid to the party to which they are owed and not escrowed pending resolution of the arbitration proceedings. The escrow agent shall be empowered to release any or all monies, including accrued interest, from the escrow account:

               (i) to the Claimant only to the extent determined by a decision made by the Arbitral Tribunal; and

               (ii) to the Depositor any amount remaining upon resolution of all of the Claimants' claims; or

               (iii) as agreed to in writing and signed by each party.

          The parties shall share the cost of the escrow agent equally.

          (g) Awards. All awards shall be in writing and shall state the reasoning upon which the award rests. Any award shall be made and signed by at least a majority of the arbitrators. The Arbitral Tribunal is expressly empowered to grant any remedy or relief available under the law, including but not limited to specific performance of this contract or matters arising out of or in connection therewith and injunctive relief against the unlicensed sale of Covered Terminal Units. Judgment on the award may be entered in any court of competent jurisdiction. Any judgment or order of specific performance shall be enforceable, without opposition in any country. Both parties shall bear equally the cost of the arbitration (exclusive of legal fees and expenses, all of which each party shall bear separately). Any monetary award shall be payable in United States dollars, free of any tax or other deduction. Any determination of the arbitration shall be binding solely on the parties hereto. All Awards shall be paid within ten (10) days of such Award as to escrowed funds and within thirty
(30) days of such Award as to non-escrowed amounts.

          (h) The failure or refusal of any party, having been given due notice thereof, to participate at any stage of the dispute resolution proceedings shall not prevent the proceedings from continuing, nor shall such failure or refusal impair the validity of the award or cause the award to be void or voidable, nor shall it be a basis for challenge of the validity or enforceability of the award or of the arbitration proceedings. If any party fails to fund the escrow or to timely pay an advance on fees and costs ordered by the Arbitral Tribunal or the AAA within thirty (30) days after the date set for such deposit, that party shall be deemed to be in default of the Arbitration. The Tribunal and/or the AAA shall then determine whether the funds on deposit for fees and costs are sufficient to satisfy the anticipated estimated expenses for the proceeding to continue on an expedited basis without the participation of the defaulting party. If so, the proceeding will continue without the participation of the defaulting party, and the Tribunal may enter an award on default. Prior to entering an award on default, the Tribunal shall require the non-defaulting party to produce such evidence and legal argument in support of its contentions as the Tribunal may deem appropriate. The Tribunal may receive such evidence and argument without the defaulting party's presence or participation. If the funds on deposit are deemed insufficient to satisfy the estimated costs of continuing as provided herein, the non-defaulting party may make all or part of the requested deposit in an amount sufficient to allow the proceeding to continue without the participation of the defaulting party. If the non-defaulting party chooses not to make the requested deposit, the Arbitral Tribunal may suspend or terminate the proceedings.

          (i) Unless the parties agree otherwise, the parties, the arbitrator(s), and the AAA shall treat the dispute resolution proceedings provided for herein, any related disclosures, and the decisions of the Arbitral Tribunal, as confidential, except in connection with judicial proceedings ancillary to the dispute resolution proceedings, such as a judicial challenge to, or enforcement of, the arbitral award, and unless otherwise required by law.

     6.5. Interim Measures from the Courts in Aid of Arbitration. At any time after submission of a written notice of a Dispute, any party may request a court of competent jurisdiction to grant interim measures of protection including without limitation temporary, preliminary, and injunctive relief: (a) to prevent the destruction of documents and other information or things related to the Dispute, or (b) to prevent the wasting or hiding of assets. Such injunctive relief shall be enforceable in any country and neither Licensee or Licensee's Affiliates shall oppose such enforcement.

     6.6. Mandatory Procedures. The parties agree that any Dispute arising under this Agreement shall be resolved solely by means of the procedures set forth in this article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either party fails to observe the procedures of this article, as may be modified by their written agreement, the other party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

     6.7. Injunctive Relief. In the event Licensee fails to comply with an Arbitral award, ITC shall be entitled (notwithstanding the other provisions of this Agreement) to petition any court of competent jurisdiction for temporary, preliminary and permanent injunctions against the exercise of the licenses granted by this Agreement. Such injunctive relief shall be enforceable in any country, and neither Licensee nor any Licensee Affiliate shall oppose such enforcement. In any event, Licensee shall have at least thirty (30) days to comply with any such award before ITC shall petition for any injunction.

     6.8. Performance to Continue. Licensee shall continue to perform its undisputed obligations under this Agreement pending final resolution of any Dispute arising out of or relating to this Agreement. Nothing in this article, including the requirements to mediate and arbitrate Disputes, shall relieve Licensee from its obligation to make undisputed Payments pursuant to Article III of this Agreement during the pendency of such proceedings or delay ITC's right to terminate this Agreement in accordance with Section 5.2.

     6.9. Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in this Article VI are pending. The parties shall cooperate in taking any actions necessary to achieve this result.

     6.10. Relief From Stay. Licensee, in the event Licensee becomes the subject of a voluntary or involuntary petition in bankruptcy under the U.S. Bankruptcy Code or any other insolvency statute, or any foreign counterpart thereof, hereby consents to the applicable tribunal's grant of any ITC request of relief from any stays, automatic or otherwise, or other orders, laws or regulations that may limit ITC's rights to enforce the terms of this Agreement, including without limitation the right to terminate this Agreement pursuant to Article V of this Agreement for Licensee's breach. The parties agree that any Dispute under this Agreement would not be a core proceeding under 28 U.S.C. Section 157, because, inter alia, this Agreement was entered into prior to the commencement of any bankruptcy proceeding and not in contemplation thereof. Therefore, in the event a bankruptcy or similar insolvency proceeding is commenced by or against Licensee, Licensee will continue to support and use best efforts to ensure the arbitration of any Disputes arising under this Agreement as set forth herein.

                                   ARTICLE VII
                         REPRESENTATIONS AND WARRANTIES

     7.1. By ITC. ITC hereby represents and warrants that:

          (a) ITC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has authority to enter into this Agreement and perform its obligations hereunder. This Agreement constitutes a valid and binding agreement of ITC enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation by ITC of the transactions contemplated hereby, nor compliance by ITC with any of the provisions hereof, will (i) constitute a violation of or default under any contract, instrument, commitment, agreement, understanding, arrangement, or restriction of any kind to which ITC is a party, or by which ITC may be bound, or (ii) violate any rule, regulation, law, statute, ordinance, judgment, order, writ, injunction, or decree of any court, administrative agency, or governmental body applicable to ITC.

          (b) ITC has the right to license the ITC Patents. ITC represents that it has not, within the four (4) year period prior to the Effective Date, assigned, sold, or otherwise conveyed to any third party any patent or patent application. ITC makes no other representation or warranty with regard to the validity of the ITC Patents or Licensee's ability to design, develop, use, manufacture, have manufactured, market, distribute or sell Covered Terminal Units free of infringement of third party intellectual property rights. ITC shall have no obligation to maintain or prosecute ITC Patents.

          (c) ITC shall not make any claim against Licensee or its Affiliates of inducement to infringe or contributory infringement relating to any product or component produced by third parties where the manufacture or sale of such product or component may include technology provided by Licensee, or may have otherwise been facilitated by Licensee or its Affiliates. Such agreement not to assert claims shall be (i) personal to Licensee and its Affiliates, (ii) extend to only Covered Terminal Units that, had they been manufactured by Licensee or its Affiliates, would have been covered under the license granted herein, (iii) not convey any license or any other rights to such third party, and (iv) not prejudice or affect any infringement claim that ITC may have against such third party.

     7.2. By Licensee. Licensee is a corporation duly organized, validly existing, and in good standing under the laws of Sweden and has authority to enter into this Agreement and perform its obligations hereunder, and to cause its Affiliates to perform their respective obligations hereunder. This Agreement constitutes a valid and binding agreement of Licensee enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation by Licensee of the transactions contemplated hereby, nor compliance by Licensee with any of the provisions hereof, will (i) constitute a violation of or default under, any contract, instrument, commitment, agreement, understanding, arrangement, or restriction of any kind to which Licensee is a party, or by which Licensee may be bound, or (ii) violate any rule, regulation, law, statute, ordinance, judgment, order, writ, injunction, or decree of any court, administrative agency, or governmental body applicable to Licensee.

     7.3. By Both Parties.

          (a) Each party will take any and all actions necessary to ensure that this Agreement shall become applicable to Acquired Businesses pursuant to
Section 3.6 herein and becomes applicable to Transferees pursuant to Section
8.14 herein.

          (b) Neither party shall present or submit this Agreement in whole or in part or any summary thereof, in any mediation, arbitration, or legal proceeding against the other party or its Affiliates except with respect to Covered Terminal Units.

     7.4. Disclaimer. THE WARRANTIES AND REMEDIES SET FORTH IN THIS AGREEMENT CONSTITUTE THE ONLY WARRANTIES WITH RESPECT TO THIS AGREEMENT AND THE SUBJECT MATTER HEREOF, AND THEY ARE IN LIEU OF ALL OTHER WARRANTIES WRITTEN OR ORAL, STATUTORY, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTY OF MERCHANTABILITY AND THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

                                  ARTICLE VIII
                                  MISCELLANEOUS

     8.1. Confidentiality. Unless otherwise required by law, court order or by the Court in connection with the Lawsuit, the parties shall maintain as strictly confidential this Agreement and any proprietary information disclosed under, or as a result of the negotiation or performance of, this Agreement, including without limitation the terms of this Agreement (including the exhibits hereto). Notwithstanding the foregoing, the parties agree that Licensee and ITC or InterDigital may (i) issue a press release regarding the execution of this Agreement, such press release to be reviewed and approved in advance by the other party, such approval not to be unreasonably withheld or delayed and (ii) respond to any questions relating to any confidential aspects of this Agreement in a manner agreed upon by the Parties. For the avoidance of doubt, the forecasts and reports Licensee submits pursuant to Article III of this Agreement shall be deemed the proprietary information of Licensee. Notwithstanding the foregoing, the parties agree that Licensee and ITC or InterDigital may (i) disclose the contents or the principal terms of this Agreement in confidence to other licensees only to the extent required by most favored licensee clauses and to satisfy SEC, NASDAQ, London Exchange, Stockholm Stock Exchange or other statutory, regulatory or administrative requirements, or to comply with a court order, or in mediation, or arbitration between the parties pursuant to Article VI herein, and (ii) disclose any other information necessary to satisfy SEC, NASDAQ, London Exchange, Stockholm Stock Exchange or other statutory, regulatory or administrative requirements, to comply with a court order, or in mediation, or arbitration between the parties. Disclosures pursuant to subsection (ii) of this Section 8.1 shall be subject to the other party's advance review and comment, which comments shall not be unreasonably withheld or delayed.

     8.2. Licensee Identification on Covered Terminal Units. If Licensee begins patent marking Covered Terminal Units for other patent holders, Licensee shall, and shall cause its Affiliates to, affix on all products, packaging or instructions (or if practicable, the product itself) a label indicating that the products are manufactured or sold under license from ITC. ITC may designate certain ITC Patents for inclusion on such label.

     8.3. Headings. The headings of the several Articles and Sections are inserted for convenience of reference only and are not intended to be part of or affect the meaning or interpretation of this Agreement.

     8.4. Audit. Licensee shall (and shall cause its Affiliates to) keep books and records adequate to accurately determine the Payments under this Agreement, and retain such books and records for at least [**] years after the delivery of the Royalty report to which they relate. ITC shall have the right, no more than once per calendar year, to have an independent certified public accountant inspect all relevant books and records of Licensee and its Affiliates on thirty
(30) days' prior notice and during regular business hours to verify the reports and Payments required to be made hereunder. Such independent certified public accountant shall be selected by ITC and approved by Licensee. Licensee shall respond to ITC's selection of auditor within ten (10) days and its approval shall not be unreasonably withheld. The auditor shall enter into an appropriate nondisclosure agreement with Licensee, and shall disclose no more information than is reasonably necessary to determine the Payments owed hereunder. Should an underpayment in excess of [**] be discovered, Licensee shall pay the cost of the audit. In any event, Licensee shall promptly pay any underpayment together with interest at the compounded annual rate of [**] from the due date. All information obtained through such audit shall be deemed Licensee confidential information and subject to the protections provided as per Section 8.1 of this Agreement.

** Material has been omitted and filed separately with the Commission.

     8.5. Governing Law/Venue. The validity and interpretation of this Agreement shall be governed by New York law and U.S. federal patent law, without regard to conflict of laws principles. The parties further irrevocably consent to exclusive jurisdiction of the state and federal courts in the State of New York for the purposes of enforcement of any final award granted by the Arbitral Tribunal. Such enforcement shall be governed by the laws of the State of New York.

     8.6. Affiliate Performance. Each party shall be responsible for all actions required of its Affiliates hereunder and shall be liable to the other party for any adverse action or failure to perform by such party's Affiliates hereunder.

     8.7. Waivers. No waiver of any right, term or condition under this Agreement shall be deemed effective unless in writing and signed by the party charged with such waiver, and no waiver shall operate as a waiver of any future such right, term or condition or any other right, term or condition arising under this Agreement.

     8.8. Survival. All representations, acknowledgements, obligations, responsibilities, terms or conditions involving performance subsequent to the expiration or termination, repeal or rejection of this Agreement, or which cannot be determined to have been fully performed until after such time, or which by their nature are intended to survive shall be deemed to survive. Without limitation, all payment obligations and acknowledgements herein and the representations and warranties contained in Article VII hereof are intended to survive and shall survive any such expiration or termination, repeal or rejection.

     8.9. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     8.10. Pre-Existing Rights Not Limited. Nothing in this Agreement shall be construed as limiting the rights or granting rights which the Licensee has outside the scope of the license granted hereunder, or restricting or granting the right of Licensee or any of its Affiliates to make, have made, use, lease, Sell or otherwise dispose of any particular product or products not herein licensed.

     8.11. No Set Off. Licensee agrees and acknowledges that it has no right to, and shall not, attempt to set off amounts claimed to be owed based on any claim that it has or may have in the future against InterDigital, ITC, or any of their respective Affiliates, except as specifically agreed to in writing by ITC, against amounts owed hereunder.

     8.12. Notices. Any report, notice or other communication required or permitted to be made or given to either party hereto pursuant to this Agreement shall be sent to such party by registered airmail (except that registered or certified mail may be used where delivery is in the same country as mailing), postage prepaid, addressed to the respective party at its address as set forth below, or to other such address as it shall designate by written notice given to the other party, and shall be deemed to have been made, given or provided on the date of receipt. The addresses:

          (a) For ITC:

                    InterDigital Technology Corporation
                    [**]

          (b) For Licensee:

                    Sony Ericsson Mobile Communications AB
                    [**]

     8.13. Limitation. Nothing in this Agreement shall be construed as: (a) an agreement to bring or prosecute actions against third party infringers of the ITC Patents; (b) conferring any license or right under any patent other than the ITC Patents; or (c) conferring any right to use the ITC Patents outside the field of use defined by the license grant of this Agreement.

     8.14. Personal Agreement. This Agreement is personal to Licensee and, except as provided for in this Section 8.14 or as ITC consents to in writing in its sole discretion, may not be assigned or transferred, nor may any license granted hereunder be assigned or transferred, whether by operation of law or otherwise, and any attempt to make any such assignment or transfer shall be null and void. Without limitation, the provisions of this Section 8.14 shall apply to the sale or other transfer by Licensee or any Licensee Affiliate to an unaffiliated third party any part of the business or substantial assets involved in the manufacture, distribution or sale of Covered Terminal Units.

     Notwithstanding the aforesaid, if:

          (a) Licensee is acquired by (y) merger, consolidation or another business combination, or (z) the sale 50% or more of its capital stock; or

          (b) Licensee or any Licensee Affiliate sells or otherwise transfers to an unaffiliated third party (a "Transferee") any Affiliate, any part of the business or substantial assets (or control over any of the foregoing) involved in the manufacture, distribution or sale of Covered Terminal Units (the "Transferred Business"), the following shall apply:

               (i) Without regard to whether ITC has previously licensed the Transferee to manufacture or sell Covered Terminal Units, if the Transferred Business remains in an entity separate from Transferee and its other affiliates, then the terms of this Agreement shall continue to apply to the Transferred Business and the terms of the Transferee's existing license shall govern the Transferee's existing business.

               (ii) If and to the extent the Transferee, immediately prior to the effective date of the transaction (the "Transfer Date"), was licensed by TC to manufacture or sell Covered Terminal Units and either the Transferred Business does not remain a separate entity or the

** Material has been omitted and filed separately with the Commission.

     Transferred Business' production facilities are merged into the Transferee or one of its affiliates, then [**].

          (c) If and to the extent the Transferee, prior to the Transfer Date, is not licensed by ITC to manufacture and sell Covered Terminal Units and the Transferred Business does not remain a separate entity or the Transferred Business' production facilities are merged into the Transferee or one of its affiliates, then [**].

     8.15. Entire Agreement/Amendment. To the extent Licensee is licensed under another patent license agreement with ITC under standards or covering products that differ from the Covered Standards or Covered Terminal Units, the other patent license agreement shall remain in full force and effect as to those differing standards and/or products. To the extent Licensee was licensed under another patent license agreement with ITC prior to the Effective Date for the Sale of Covered Terminal Units, the terms of that prior agreement shall continue to apply up to but not including the Effective Date including any cross licenses back to InterDigital. Otherwise, this Agreement, contains the complete and final agreement between the parties, and supersedes all previous understandings, relating to the subject matter hereof whether oral or written. This Agreement may only be modified by a written agreement signed by duly authorized representatives of the parties.

     8.16. Counterparts. This Agreement may be executed in counterparts, which taken together, shall constitute one Agreement and each party hereto may execute this Agreement by signing such counterpart, provided that no party shall be bound hereby until it has been executed and delivered by all parties hereto. A facsimile signature of either party to this Agreement, or any amendment of this Agreement, shall be deemed an original signature of such party and shall manifest such party's intention to be bound by this Agreement or such amendment.

     8.17. Limitation of Liability. IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, A WARRANTY, TORT LIABILITY (INCLUDING NEGLIGENCE) OR OTHERWISE SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR EXEMPLARY DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF REVENUES OR LOSS OF CAPITAL.

                                   ARTICLE IX
                                     RELEASE

     ITC on behalf of itself and InterDigital, and their respective Affiliates as of the Effective Date of this Agreement, hereby irrevocably releases except for failure to remit payments required under 3.1(a) and 3.1(b), Licensee, its Affiliates, and their customers, including any customers in the chain of possession of Covered Terminal Units, from any and all claims from infringement of ITC Patents (including method claims), which claims have been made, or which might be made at any time, with respect to any Covered Terminal Units or components used therein, manufactured, used, leased, Sold or otherwise transferred by or for Licensee or its Affiliates before the Effective Date of this Agreement.

** Material has been omitted and filed separately with the Commission.

     IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.

INTERDIGITAL TECHNOLOGY                   SONY ERICSSON MOBILE
CORPORATION                               COMMUNICATIONS AB


By:                                       By:
   ------------------------------------      -----------------------------------
Name:                                     Name:
     ----------------------------------        ---------------------------------
Title:                                    Title:
      ---------------------------------         --------------------------------
Date:                                     Date:
     ----------------------------------        ---------------------------------

                                  ATTACHMENT A

                                   AFFILIATES

Sony  Ericsson Mobile Communications AB

Sony Ericsson Mobile Communications International AB

Sony Ericsson Mobile Communications Japan Inc.

Sony Ericsson Mobile Communications (USA) Inc.

Sony Ericsson Mobile Communications do Brazil Ltd.

Sony Ericsson Mobile Communications S.A. de C.V.

Sony Ericsson Mobile Communications S.p.A.

Sony Ericsson Mobile Communications Ltd.

Sony Ericsson Mobile Communications China

Sony Ericsson Mobile Communications Management Ltd.

                                  ATTACHMENT B

                       CALCULATION OF PREPAYMENT DISCOUNT

                         (Page Intentionally Left Blank)

                                  ATTACHMENT C
                               ROYALTY PREPAYMENT
                            COVERED SUBSCRIBER UNITS

SAMPLE CALCULATION

                                      [**]

  ** Material has been omitted and filed separately with the Commission.

                                  ATTACHMENT D
                          ROYALTY PREPAYMENT EXHAUSTION
                            COVERED SUBSCRIBER UNITS

SAMPLE CALCULATION

                                      [**]

  ** Material has been omitted and filed separately with the Commission.

                                  ATTACHMENT E
                               PDC ROYALTY CREDIT
                            COVERED SUBSCRIBER UNITS

SAMPLE CALCULATION

                                      [**]

  ** Material has been omitted and filed separately with the Commission.

                                  ATTACHMENT F
                          PDC ROYALTY CREDIT EXHAUSTION
                            COVERED SUBSCRIBER UNITS

SAMPLE CALCULATION

                                      [**]

  ** Material has been omitted and filed separately with the Commission.

                                  ATTACHMENT G
                     ROYALTY PREPAYMENT OVER FOUR YEAR PERIOD
                            COVERED SUBSCRIBER UNITS

SAMPLE CALCULATION

                                      [**]

  ** Material has been omitted and filed separately with the Commission.